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                                                                 EXHIBIT (23)(B)
                        CONSENT OF DELOITTE & TOUCHE LLP
BOARD OF DIRECTORS
UNITED FINANCIAL CORPORATION OF SOUTH CAROLINA, INC.

     We consent to the use in this Amendment No. 1 to Registration Statement No. 33-60835 of First Union Corporation on Form S-4 of our report dated May 16, 1994, included and incorporated by reference in the Annual Report on Form 10-K of United Financial Corporation of South Carolina, Inc. for the year ended March 31, 1994, and to the use of our report dated May 16, 1994, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Columbia, South Carolina
August 28, 1995